Exhibit (j)(1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 14, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Report to Shareholders of SunAmerica Strategic Investment Series, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Additional Information - Independent Accountants and Legal Counsel" in such Registration Statement.

We also consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2001, relating to the financial statements and financial highlights of SunAmerica Stock Index Fund, SunAmerica Science & Technology Fund, SunAmerica Aggressive Growth LifeStage Fund, SunAmerica Moderate Growth LifeStage Fund and SunAmerica Conservative Growth LifeStage Fund (each a survivor of a reorganization with Stock Index Fund, Science & Technology Fund, Aggressive Growth LifeStyle Fund, Moderate Growth LifeStyle Fund and Conservative Growth LifeStyle Fund of the North American Funds, respectively) which appear in the October 31, 2001 Annual Report to Shareholders of North American Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Additional Information - Independent Accountants and Legal Counsel" in such Registration Statement.






PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York
January 28, 2002